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                                                                 Exhibit 10.6.11


February 16, 2001


Diane Parsons-Salem
2507 Ocean Drive
Unit 4A-2
Emerald Isle, NC 28594


Dear Diane:

Based on your experience, background presented and the belief that we can together help Panera grow into a significant national brand, Panera Bread is pleased to offer you the position of Vice President and General Counsel, reporting to the Chairman and Chief Executive Officer, Ron Shaich. We would like this position to be effective on or before Monday, April 2, 2001.

Your salary for this position will be payable at the bi-weekly rate of $6,346.15 ($165,000 annually). In addition, it is our understanding that your compensation will include the following:

         o Consideration for 20,000 stock options, which vest to you over 5 years. The price per share will be based on the closing share price on the date of the next Board of Director's meeting following your start date.

         o You will be included in our 2001 Incentive Program. You are guaranteed $33,000 that will be paid in 2002 at the end of your one-year anniversary. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit's financial goals and overall Company profitability. Your incentive target for plan year 2002 and subsequent years is 20% of your base rate (we refer to it as a "double" when you meet agreed upon expectations) with an upside potential of 40% ("homerun"-significantly exceeding expectations), plus the Company multiplier. The incentive can be paid out in full or portion thereof, including 0% ("strike"), according to the company's financial performance and your individual performance. Your incentive for plan year 2002 will be pro-rated from the date of your guaranteed payout (following your one-year anniversary) to December 31, 2002. Other than your guarantee, the plan design can be modified without notice.

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         o        Your next scheduled review will be as of January 1, 2002; any applicable adjustments will be based on your performance and/or the profitability of the Company.

         o A car allowance of $5000 paid in bi-weekly increments of $192.31.

         o Upon acceptance of this offer letter, we will provide you with one house-hunting trip before your start date to find temporary housing. Expenses should be submitted to Karol McNutt.

         o We will offer you a relocation package of reimbursed expenses not to exceed $50,000 of which $10,000 will be released to you at the end of your first week of employment. All taxable relocation expenses will be included on your W-2 for applicable years. By accepting this offer, you agree that you will reimburse Panera Bread a prorated portion of your relocation expenses if you voluntarily resign your employment with Panera Bread within one year of your start date.

         o A severance agreement to cover the involuntary termination of your employment by Panera Bread other than "for cause" will provide eight months of salary continuance at the annual base compensation rate plus car allowance and medical and/or dental benefits in effect at the time of termination. Incentive plan payments are not included as part of your severance agreement; however, if you are severed during your guaranteed incentive period (4/2/01 - 4/2/02), the guaranteed incentive will be prorated for the number of months you were employed with us. Upon severance, new options cease to be awarded on your last day worked and existing options cease to vest. Further, severance is paid out bi-weekly, mitigated by future employment and provided after a signed release from you. A document for your signature will follow to confirm this portion of your offer, which will include a non-compete clause.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to ongoing review and modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at extension 6318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Monday, February 26, 2001, after which time this offer will expire.

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We believe that your background and experience will provide a solid foundation for success with Panera Bread. We are extremely enthusiastic about working with you. If you have any questions about the enclosed information, please let me know. Once again, Diane, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.


Sincerely,



Ron Shaich                                  Karol McNutt
Chairman and CEO                            Director, Compensation & Benefits


I have read and accepted the provisions as outlined above.


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Date                                    Diane Parsons-Salem